Exhibit 99.1

9341 Courtland Drive NE, Rockford, MI 49351 Phone (616) 866-5500; Fax (616) 866-0257

FOR IMMEDIATE RELEASE
CONTACT: Michael D. Stornant
(616) 866-5728

WOLVERINE WORLDWIDE PROVIDES BUSINESS UPDATE RELATED TO COVID-19

Rockford, Michigan, March 19, 2020 - Wolverine World Wide, Inc. (NYSE: WWW) today provided a business update to highlight the Company’s strong liquidity, supply chain stability, and agile business model in light of the challenging environment currently caused by the spread of COVID-19.

“The safety and well-being of our employees, customers and communities remains our top priority,” said Blake Krueger, Wolverine’s Chairman, Chief Executive Officer and President, “and we are taking proactive measures to help ensure that safety. As a company we are well positioned to weather the current challenges and accelerate the execution of our Global Growth Agenda as conditions improve globally. We are fortunate to have a disciplined operating model and a strong balance sheet that positions us well to navigate the rapidly changing conditions. As the market stabilizes, we will be ready to capitalize on the power of our brands and operating platform to service our global customers and consumers.”

The Company’s supply chain is currently operating at near full capacity and its logistics operations and distribution centers are currently at full strength. In addition, Wolverine’s global e-commerce business is fully operational and ready to serve customers, and the Company intends to deploy even more resources to connect with consumers and support its momentum in this important channel. The Company has temporarily closed its retail stores through at least March 27, 2020. This is a fleet of approximately 90 stores representing less than $100 million of annual revenue.

“During this time of uncertainty, we are implementing significant measures to further strengthen our balance sheet and enhance liquidity,” said Mike Stornant, Senior Vice President and Chief Financial Officer. “This includes a disciplined focus on closely managing inventory and working capital, while adjusting discretionary spending in all parts of the organization. We are acting quickly and believe this proactive approach will benefit us in the short- and long-term. We expect to continue to have financial flexibility to support the Company’s operations now and into the future.”

At the end of 2019, the Company’s bank-defined leverage ratio was 2.05 times, and total liquidity was approximately $1.3 billion.

Due to the heightened uncertainty and recent volatility in the retail market relating to the potential impact of COVID-19 on the Company’s operations, including its duration and effect on overall customer demand , the Company is withdrawing its guidance issued on February 25, 2020. The Company plans to provide more information during its first quarter earnings call.

ABOUT WOLVERINE WORLDWIDE
With a commitment to service and product excellence, Wolverine World Wide, Inc. (NYSE: WWW) is one of the world’s leading marketers and licensors of branded casual, active lifestyle, work, outdoor sport, athletic, children’s and uniform footwear and apparel. The Company’s portfolio of highly recognized brands includes: Merrell®, Sperry®, Hush Puppies®, Saucony®, Wolverine®, Keds®, Stride Rite®, Chaco®, Bates® and HYTEST®. The Company also is the global footwear licensee of the popular brands Cat® and Harley-Davidson®. The Company’s products are carried by leading retailers in the U.S. and globally in approximately 170 countries and territories. For additional information, please visit our website, www.wolverineworldwide.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements, including statements regarding the Company’s global growth, liquidity and uses of capital, and the Company’s fiscal 2020 outlook and guidance. In addition, words such as "guidance," "estimates," "anticipates," "believes," "forecasts," "step," "plans," "predicts," "focused," "projects," "outlook," "is likely," "expects," "intends," "should," "will," "confident," variations of such words, and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions ("Risk Factors") that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Risk Factors include, among others: changes in general economic conditions, employment rates, business conditions, interest rates, tax policies and other factors affecting consumer spending in the markets and regions in which the Company’s products are sold; the inability for any reason to effectively compete in global footwear, apparel and consumer-direct markets; the inability to maintain positive brand images and anticipate, understand and respond to changing footwear and apparel trends and consumer preferences; the inability to effectively manage inventory levels; increases or changes in duties, tariffs, quotas or applicable assessments in countries of import and export; foreign currency exchange rate fluctuations; currency restrictions; capacity constraints, production disruptions, quality issues, price increases or other risks associated with foreign sourcing, including as a result of the developing situation regarding the coronavirus (COVID-19) outbreak that began in Wuhan, China; the disruption of business and operations due to the coronavirus (COVID-19) outbreak; the cost and availability of raw materials, inventories, services and labor for contract manufacturers; labor disruptions; changes in relationships with, including the loss of, significant wholesale customers; risks related to the significant investment in, and performance of, the Company’s consumer-direct operations; risks related to expansion into new markets and complementary product categories; the impact of seasonality and unpredictable weather conditions; changes in general economic conditions and/or the credit markets on the Company’s distributors, suppliers and retailers; increases in the Company’s effective tax rates; failure of licensees or distributors to meet planned annual sales goals or to make timely payments to the Company; the risks of doing business in developing countries, and politically or economically volatile areas; the ability to secure and protect owned intellectual property or use licensed intellectual property; the impact of regulation, regulatory and legal proceedings and legal compliance risks, including compliance with federal, state and local laws and regulations relating to the protection of the environment, environmental remediation and other related costs, and litigation or other legal proceedings relating to the protection of the environment or environmental effects on human health; the potential breach of the Company’s databases or other systems, or those of its vendors, which contain certain personal information, payment card data or proprietary information, due to cyberattack or other similar event; problems affecting the Company’s distribution system, including service interruptions at shipping and receiving ports; strategic actions, including new initiatives and ventures, acquisitions and dispositions, and the Company’s success in integrating acquired businesses, and implementing new initiatives and ventures; the risk of impairment to goodwill and other intangibles; changes in future pension funding requirements and pension expenses; and additional factors discussed in the Company’s reports filed with the Securities and Exchange Commission and exhibits thereto. The foregoing Risk Factors, as well as other existing Risk Factors and new Risk Factors that emerge from time to time, may cause actual results to differ materially from those contained in any forward-looking statements. Given these or other risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements.